Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 18, 2009, related to the financial statements of Sorrento Therapeutics, Inc. for the year ended December 31, 2008, appearing in the Current Report on Form 8-K of QuikByte Software, Inc. filed with the Securities and Exchange Commission on September 21, 2009 and the Current Report on Form 8-K, as amended, of QuikByte Software, Inc. filed with the Securities and Exchange Commission on September 22, 2009.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

December 10, 2009